UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2023

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Energy Lane, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 302. 734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

As previously disclosed, on September 26, 2023, Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), entered into a stock purchase agreement (the “Purchase Agreement”) with Florida Power & Light Company, a Florida corporation (“FPL”), to acquire all of the outstanding common shares of Pivotal Utility Holdings, Inc., a wholly owned subsidiary of FPL doing business as Florida City Gas (“FCG”), for approximately $923.4 million in cash, subject to customary purchase price adjustments (the “Acquisition”). The Purchase Agreement is subject to the satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which occurred on November 6, 2023, and certain regulatory financing approvals in various jurisdictions, which have been received as of the date hereof. Subject to the satisfaction or waiver of the remaining conditions and the other terms and conditions of the Purchase Agreement, the Acquisition is expected to close in the fourth quarter of 2023.

The Company expects to fund the purchase price of the Acquisition with the net proceeds of an equity offering and from the expected issuance of approximately $550 million principal amount of uncollateralized senior notes (the “New Notes”) and additional borrowings under its existing unsecured revolving credit facility.

We have locked in an annual weighted interest rate of 6.54% for the following terms for these New Notes: $100 million for each of three, four, five, seven and ten year terms as well as $50 million under a total fifteen year/ten year average term. Although we have not signed a note purchase agreement as of the date of this report, we expect to do so prior to closing the Acquisition. The New Notes are expected to have terms and conditions that are similar to our more recently issued uncollateralized senior notes.

In connection with the Acquisition, the Company is filing this Current Report on Form 8-K to provide certain historical financial statements of FCG and pro forma financial information of the Company including FCG.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Audited financial statements of Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas), comprised of the balance sheets as of December 31, 2022 and 2021, the related statements of income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2022 and the related notes to the financial statements, are attached hereto as Exhibit 99.1.

Unaudited financial statements of Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas), comprised of the balance sheets as of September 30, 2023 and December 31, 2022, the related statements of income and changes in equity for the three and nine months ended September 30, 2023 and 2022, the statement of cash flows for the nine months ended September 30, 2023 and 2022, and the related notes to the financial statements, are attached hereto as Exhibit 99.2.

(b) Pro forma financial information.

The unaudited pro forma condensed financial information of Chesapeake Utilities Corporation as of September 30, 2023, for the year ended December 31, 2022 and for the nine months ended September 30, 2023, giving effect to the Acquisition, are attached hereto as Exhibit 99.3.

(d) Exhibits.

Exhibit Numbers	Description

23.1	Consent of Deloitte & Touche LLP, independent auditors for Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas).

99.1	Audited financial statements of Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas) as of December 31, 2022 and 2021 and for the two years ended December 31, 2022.

99.2	Unaudited financial statements of Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas) as of September 30, 2023 and December 31, 2022, and for the three and nine months ended September 30, 2023 and 2022.

99.3	Unaudited pro forma condensed combined financial information of Chesapeake Utilities Corporation as of September 30, 2023, for the year ended December 31, 2022 and for the nine months ended September 30, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

November 9, 2023	By:	/s/ Beth W. Cooper
	Name:	Beth W. Cooper
	Title:	Executive Vice President, Chief Financial Officer, Treasurer, and Assistant Corporate Secretary